Exhibit 3.70

OPERATING AGREEMENT

FOR

CCNC REALTY GROUP, LLC

a North Carolina limited liability company

This OPERATING AGREEMENT is made and entered into effective as of February 17, 2017 (“Effective Date”), by and among CCNC REALTY GROUP, LLC, a North Carolina limited liability company (“Company”), and CENTURY COMMUNITIES, INC., a Delaware corporation (“Member” or “Managing Member”), as the sole member and in which management is vested.

WITNESSETH:

IT IS AGREED, in consideration of the promises, covenants, performance and mutual consideration herein as follows:

ARTICLE I.

FORMATION OF COMPANY

1.1.    Articles of Organization. This Company is organized pursuant to the provisions of the NORTH CAROLINA LIMITED LIABILITY COMPANY (the “Statute”, codified in North Carolina General Statutes §57D-l-01 et seq. as it may be amended from time to time) and pursuant to the ARTICLES OF ORGANIZATION filed with the North Carolina Secretary of State on the Effective Date. The rights and obligations of the Company and the Member shall be provided in this Operating Agreement.

1.2.    Conflict between Articles of Organization and this Operating Agreement. If there is any conflict between the provisions of the ARTICLES OF ORGANIZATION and this Operating Agreement, the terms of the ARTICLES OF ORGANIZATION shall control, except as provided in Statute Section 57D-2-30(d)(l). To the extent permitted by Statute Section 57D-2-30(a) & (b), this Operating Agreement overrides inconsistent provisions of the Statute.

1.3.    Purpose. The Company has been formed to acquire, finance, manage, improve, sell, transfer, convey, lease, exchange or otherwise dispose of, operate, encumber, and hold and otherwise deal in real and personal property of all kinds and securities, limited partnership interests, general partnership interests, corporate securities, promissory notes, choses in action and deeds of trust and other instruments from time to time, adopt trade name(s), assumed name(s) or similar appellations, and to engage in any and all activities related or incidental thereto and to engage in any other business activities that it may lawfully do so in order to carry out its purposes, the Company is empowered and authorized to do any and all acts and things appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purpose and for the profits and benefits of the Company. The Company may qualify to conduct business in any jurisdiction that the Managing Member determines appropriate.

1.4.    Tax Treatment. During such time as there is only one Member of the Company, the Company shall be treated as a disregarded entity for federal income tax purposes.

ARTICLE II.

CAPITAL CONTRIBUTIONS

2.1.    Initial Contribution. The capital contributions to be made by the Member and with which the Company shall begin business are as follows:

Member Name	Contribution	Membership Interest
CENTURY COMMUNITIES, INC.	$1,000.00	100%

2.2.    Additional Capital Contributions. No Member shall be required to make additional capital contributions. A Member may voluntarily make additional capital contributions to the Company.

2.3.    Loans. The Company may, as determined by the Managing Member, borrow money from one or any Member, or third person upon such terms and conditions as the Managing Member shall determine in its sole discretion.

ARTICLE III.

ALLOCATION OF PROFIT AND LOSS; DISTRIBUTIONS

3.1.    Allocations. All income, gains, losses, credits and deductions shall be allocated to and reported to the Member in accordance with the Member’s Membership Interest as a sole proprietor for federal income taxes.

3.2.    Distributions. All distributable cash (as determined by the Managing Member) shall be distributed to the Member in proportion to its relative Membership Interest.

ARTICLE IV.

MANAGEMENT

4.1.    Management by Managing Member. The business and affairs of the Company shall be managed exclusively by the Managing Member. The initial number of Managing Members shall be one (1) Managing Member, which shall be CENTURY COMMUNITIES, INC. The number of Managing Members may be changed by the vote or consent of the then-current Managing Member(s).

4.2.    Rights, Powers and Duties of Managing Member. The rights, duties and responsibilities of the Managing Member shall be governed by the Statute. Such provisions are hereinafter incorporated into this Agreement by reference. Without limiting the generality of the foregoing, the Managing Member shall have the powers set forth in this Section.

(a)    Management and Control of the Company. The Managing Member shall direct, manage and control the business of the Company to the best of such Managing Member’s ability and shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Managing Member shall deem to be reasonably required in light of the Company’s business and objectives.

(1)    No Member except one who shall also be a Managing Member may participate in or have any control over the Company business or have any authority or right to act for or bind the Company.

(2)    The Managing Member may, if appropriate, establish, if Company funds are available, reserves for working capital and for payment of taxes, insurance, debt service, repairs, replacements or renewals, or other costs and expenses incident to the operation of the Company and the property of the Company and for such other purposes as the Managing Member may determine and thereafter shall maintain such reserves in such amounts as the Managing Member deems appropriate under the circumstances to the extent that any such reserves are not in conflict with any other provisions of this Operating Agreement regarding any required disbursements.

(b)    Authority of the Managing Member. The Managing Member for, and in the name and on behalf of the Company, is hereby authorized to:

(1) execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the purchase, financing, development, management, operation and disposition of the Company and its property or any portion thereof.;

(2)    employ on behalf of the Company agents, employees, accountants, lawyers, clerical help and such other assistance and services as the Managing Member may deem proper and to pay therefor such remuneration as the Managing Member may deem reasonable and appropriate;

(3)    pay insurance premiums, property taxes and other amounts necessary or appropriate to the management, administration, conservation, improvement, development or operation of the Company and its property;

(4)    make and enter into such agreements and contracts with such parties and to give such receipts, releases and discharges with respect to any and all of the foregoing and any matters incident thereto as the Managing Member may deem advisable or appropriate;

(5)    sue and be sued, complain and defend in the name of and on behalf of the Company;

(6)    operate, maintain, finance, approve, construct, own, grant options with respect to, sell, convey, assign, mortgage and lease any real estate or personal property necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(7)    borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Company and secure the same by mortgage, pledge or other lien on any property;

(8)    execute, in furtherance of any and all of the purposes of the Company, any deed, easement, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument purporting to convey or encumber any or all of the property of the Company;

(9)    care for and distribute funds to the Member by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Operating Agreement, and to perform all matters in furtherance of the objectives of the Company or this Operating Agreement;

(10)    purchase from or through others contract, liability, casualty or other insurance for the protection of the properties or affairs of the Company, or the Member, or for any purpose convenient or beneficial to the Company;

(11)    pay all taxes, licenses or assessments of whatever kind or nature imposed upon or against the Company or its property, and for such purposes, to make such returns and to do other such acts or things as may be deemed necessary and advisable by the Company; to perform all acts and duties relating to the payment of all indebtedness, taxes and assessments; and to negotiate and enter into such agreements deemed necessary and advisable to operate the Company and its property;

(12)    engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each State in which the Company is then formed or qualified to do business.

(c)    Managing Member’s Certificate. Any person dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member with respect to one or more of the following:

(1)    the identity of any Managing Member or other Member hereof;

(2)    the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a Managing Member or in any other manner germane to the affairs of the Company;

(3)    the persons who are authorized to execute and deliver any instrument or document of the Company; or

(4)    any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

4.3.    Officers. The Managing Member may appoint officers for Company (“Officers”). Officers shall perform the duties designated by the Managing Member and shall have those powers authorized by the Managing Member. Officers serve at the pleasure of the Managing Member, so the Managing Member may remove or replace any Officer at its Discretion. The following initial Officers for the Company are hereby appointed:

Name	Title

DALE FRANCESCON	Co-Chief Executive Officer and President

ROBERT J. FRANCESCON	Co-Chief Executive Officer and President

DAVID MESSENGER	Vice President

RICK CARRUTHERS	Vice President

LIESEL COOPER	Vice President

Each Officer is authorized to sign any document on behalf of the Company.

ARTICLE V.

WITHDRAWAL OF A MEMBER

5.1.    Withdrawal of a Member. For purposes of this Operating Agreement, a “Withdrawn Member” is a member who is bankrupt, has resigned, has dissolved or has retired (a “Withdrawal Event”). Upon a Withdrawal Event, the Withdrawn Member or any successor in interest to the Withdrawn Member shall automatically become an Assignee of the Withdrawn Member’s Membership Interest in the Company.

5.2.    Rights of Assignee. The Assignee of a Membership Interest shall be entitled to receive distributions and profits and losses attributable to the Membership Interest in the Company, but in no event shall the Assignee have the right to participate in, or interfere with, the management or administration of the Company’s business or affairs or become a substitute Member unless permitted to do so by a unanimous vote of the other members. However, if the Withdrawn Member was the sole member of the Company, then, in order to prevent dissolution of the Company pursuant to Statute Section 57D-6-01(3), the Assignee of such Withdrawn Member shall automatically become a member of the Company effective as of the Withdrawal Event of such sole member.

ARTICLE VI.

DISSOLUTION

6.1.    Dissolution. The Company shall be dissolved and its assets distributed as provided in the Statute, subject to the provisions of this Operating Agreement (see, e.g., §5.2 above).

ARTICLE VII.

MISCELLANEOUS PROVISIONS

7.1.    Inurement. This Operating Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns, and each person entering into this Operating Agreement acknowledges that this Operating Agreement constitutes the sole and complete representation made to him or her regarding the Company, its purpose and business, and that no oral or written representations or warranties of any kind or nature have been made regarding the proposed investments, nor any promises, guarantees, or representations regarding income or profit to be derived from any future investment.

7.2.    Modification. This Operating Agreement may be modified from time to time as necessary only by the written agreement of the Company, acting through the vote or consent of its Member(s).

7.3.    Severability. The provisions of this Operating Agreement are severable and separate, and if one or more is voidable or void by statute or rule of law, the remaining provisions shall be severed therefrom and shall remain in full force and effect.

7.4.    Governing Law. This Operating Agreement and its terms are to be construed according to the laws of the State of North Carolina.

7.5.    Entire Agreement. This Operating Agreement sets forth the entire understanding and agreement of the parties concerning the Company and this Operating Agreement supersedes all prior understandings, agreements including any prior oral or written operating agreement) or representations by or between the parties, whether written or oral. The parties hereby release and discharge all liabilities with respect to prior discussions, negotiations and commitments.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the duly authorized representative of each party has read, understood, executed and acknowledged this Operating Agreement effective as of the Effective Date set forth above.

COMPANY:	CCNC REALTY GROUP, LLC,
a North Carolina limited liability company

	By:	Its Managing Member,
CENTURY COMMUNITIES, INC.,
a Delaware corporation

		By:	/s/ David Messenger
		Name:	David Messenger
		Title:	CFO & Secretary

SOLE MEMBER & MANAGING MEMBER:	CENTURY COMMUNITIES, INC.,
a Delaware corporation

		By:	/s/ David Messenger
		Name:	David Messenger
		Title:	CFO & Secretary